Exhibit 10.1
EMPLOYMENT AGREEMENT
     AGREEMENT, made as of January 31, 2007, by and between Haights Cross Communications, Inc. (the “Company”), and Peter J. Quandt (“Quandt”).
     1. EMPLOYMENT
     (a) Position. The Company agrees to employ Quandt, and Quandt agrees to serve as Chairman, Chief Executive and President of the Company. Quandt shall report to the Board of Directors.
     (b) Principal Office. Quandt’s principal office shall be at the principal executive offices of the Company in White Plains, New York, except for reasonable business travel obligations commensurate with Quandt’s position. Quandt’s principal office shall not be located more than ten miles from White Plains, New York.
     (c) Duties and Powers. Quandt shall have the customary duties, powers, responsibilities and authority of a Chairman, Chief Executive and President. Quandt shall perform such duties and exercise such powers upon such terms and conditions as the Board of Directors shall reasonably impose. Quandt shall devote his full working time and best efforts to the performance of his duties under this Agreement, except that, with the consent of the Board of Directors (which consent shall not be unreasonably withheld), Quandt may engage in charitable and community affairs activities. Quandt also agrees that participation as a member of an outside corporate board will only be undertaken with permission of the Board of Directors. The Company acknowledges that Quandt is on the Board and Chairman of the Fund for Social Change and confirms its permission for Quandt to hold such positions.

     (d) Term. The term of Quandt’s employment under this Agreement shall commence as of January 1, 2007, and shall terminate on December 31, 2009, unless extended or sooner terminated in accordance with the provisions of this Agreement (the “Term”). The Term shall be extended automatically for periods of one year (the first possible automatic extension date being January 1, 2010) unless either the Company or Quandt has given written notice to the other not later than six months prior to the expiration of the Term (the first possible such notice date being July 1, 2009) of such party’s election not to extend the Term.
     2. COMPENSATION AND BENEFITS. During the Term (i.e., the period of employment of Quandt hereunder), the Company shall pay Quandt the following amounts and provide to Quandt the following benefits:
     (a) Base Salary. The Company shall pay Quandt an annual base salary of $502,320 for the year 2007, increasing by 4% (four percent) in each subsequent calendar year of the Term (“Base Salary”).
     (b) Annual Bonus. The Company shall pay Quandt an annual bonus (“Bonus”) of not less than 55% (fifty-five percent) of Base Salary in each year of the Term and, in each year of the Term, Quandt shall be eligible for a greater Bonus within the Board of Directors’ sole discretion. Bonus shall be paid no later than March 15 of the year following the applicable Bonus year. Bonus for 2006 shall be payable at the rate of 55%, or a greater rate at the discretion of the Board of Directors, of 2006 Base Salary as if this Agreement was in effect from January 1, 2006.
     (c) Other Compensation Plans and Programs. Quandt shall be eligible to participate in any other Company compensation plans and programs for senior executives of the Company, including without limitation a monthly automobile allowance, without discrimination or duplication.
     (d) Employee Benefits. In accordance with the terms of the applicable plan documents or policies, the Company shall provide Quandt with coverage under all employee medical and welfare benefit programs, plans and practices which the Company generally makes available to its senior officers, which may be reviewed and changed from time to time.
     (e) Vacation. Quandt shall be entitled to four weeks’ paid vacation each year, which may be taken consistent with Company’s policies and procedures. Quandt shall also be entitled to ten personal/sick days each year.
     (f) Expenses. In accordance with the Company’s expense policies, which may be amended from time to time, the Company shall reimburse Quandt for all reasonable business expenses incurred by Quandt in carrying out his duties under this Agreement, upon timely presentation by Quandt of appropriately itemized accounts of such expenditures, and approved in accordance with Company policy (“Business Expenses”). In addition, Quandt represents to the Company that he has incurred $25,000 in legal fees in respect of advice, negotiation, drafting and revising of this Agreement, and the Company agrees to reimburse Quandt for that amount.
     3. TERMINATION OF EMPLOYMENT BY THE COMPANY OTHER THAN FOR CAUSE OR BY QUANDT FOR GOOD REASON
     The Company may terminate Quandt’s employment other than for Cause and Quandt may terminate his employment for Good Reason, in each case subject to the notice requirement set forth in this Section 3. If, within the notice period pursuant to

Section 3(a), the grounds for such termination are cured as expressly permitted hereunder, the notice of termination shall be void and no termination pursuant to such notice shall occur. A non-extension of the Term, if elected by the Company, shall be deemed to be a termination of Quandt’s employment other than for Cause if Quandt remains employed until the end of the Term and his employment then in fact terminates due to the non-extension of the Term hereunder.
     (a) Notice and Payment Obligations. Any termination of Quandt’s employment by the Company other than for Cause shall only become effective at least 30 (thirty) days after written notice to Quandt from the Company. Any termination of employment by Quandt for Good Reason shall only become effective at least 30 (thirty) days after written notice to the Company from Quandt specifying the basis for his belief that he has Good Reason to terminate his employment. If the Company terminates the employment of Quandt other than for Cause and other than as a result of death or Permanent Disability (as defined hereinafter) or if Quandt terminates his employment for Good Reason (as hereinafter defined), the Company shall pay Quandt in full satisfaction of its obligations to him the following amounts:
          i. (A) The Base Salary accrued to the date of termination of employment, and (B) any amounts payable under all applicable Company plans or programs, determined pursuant to the terms of such plans or programs, such amounts to be paid in full on the first business day of the month following such termination (the amounts in Clauses (A) and (B), collectively, the “Accrued Amounts”); plus
          ii. A cash lump sum payment of pro rata Bonus, equal to the higher of the current year target amount (i.e. target amount being 55% of current year Base Salary)

of Bonus payable to Quandt or the actual Bonus paid or payable for performance in the year prior to the year of termination, multiplied by a fraction the numerator of which is the number of days from January 1 of the year of termination to the termination date and the denominator of which is 365 (but without duplication of any Bonus payout for the year of termination that is part of the Accrued Amounts), paid in full at the same date as payment is required under clause (i) above; plus
          iii. A cash lump sum payment in respect of vacation days accrued according to the Company’s rules to the date of termination that Quandt has not taken (the “Vacation Payment”), paid in full at the same date as payment is required under clause (i) above, or on such earlier date as may be required by law; plus
          iv. Payment for any unreimbursed Business Expenses, paid in full at the same date as payment is required under clause (i) above; plus
          v. An additional amount (the “Termination Amount”) equal to three times the sum of (a) Quandt’s Base Salary (calculated at the salary level in effect at the time of termination, as adjusted pursuant to Section 2(a)), plus (b) the higher of the current year target amount of Bonus payable to Quandt or the actual Bonus paid or payable for performance in the year prior to the year of termination, plus (c) an amount equal to the annual cost of medical plan benefits under COBRA or similar plan, payment of the Termination Amount being subject to the execution of a Release pursuant to Section 10. The Termination Amount (less applicable taxes) shall be payable in one lump sum within 30 days following the date of termination and receipt of the executed Release pursuant to Section 10; plus

          vi. Any amounts payable under the Noncompetition Agreement referenced in Section 6(b).
     (b) Definition of Good Reason. “Good Reason” shall mean (i) the failure of the Company to pay any amount due under this Agreement; (ii) a material breach of this Agreement by the Company; (iii) a meaningful diminution by the Company in the title, status, duties, powers, responsibilities or authority of Quandt; (iv) the failure of any successor to the Company (through merger or acquisition of assets or any other transaction that constitutes a Sale Event in which liabilities of the Company of this nature are to be assumed) to assume and fully perform all of the remaining obligations of the Company under this Agreement; or (v) the Company requires Quandt to be based at any office more than ten miles from White Plains, New York; provided, however, that none of the foregoing events or matters shall be deemed to constitute Good Reason if the Company has, prior to the date of termination, fully cured and corrected the event or matter that would have constituted Good Reason. In addition, Quandt may elect to terminate for “Good Reason” during the period of 3 (three) months that begins 6 (six) months after a transaction or series of transactions in which the persons who on the date of this Agreement beneficially owned the Common Stock of the Company, the Class A Preferred Stock of the Company, and the Class B Preferred Stock of the Company have, in the case of each such class of stock, ceased to beneficially own at least 50% of that class of stock and such persons, in the aggregate but regardless of whether acting as a group, no longer beneficially own securities of the Company that enable them to effectively control the Company through the power to elect at least 50% of the members of the Board of Directors (for this purpose, “beneficially own” and related terms shall have the meaning ascribed to them under Section 13(d) of the Securities Exchange Act of 1934, as amended).
     4. TERMINATION OF EMPLOYMENT DUE TO PERMANENT DISABILITY OR DEATH
     If Quandt shall be unable to perform the essential functions of his employment hereunder, with reasonable accommodation, because of illness, physical or mental disability or other incapacity for a period of 180 days in any 365 consecutive day period, or upon diagnosis of a permanent or complete disability (in either event, a “Permanent Disability”), the Company may terminate Quandt’s employment 30 days after written notice to Quandt if Quandt has not resumed the full-time performance of his duties before the end of such 30-day period. The existence of a Permanent Disability shall be determined by a medical doctor reasonably acceptable to the Company and to Quandt. Quandt’s employment shall end automatically upon Quandt’s death. Upon any termination for Permanent Disability or death, the Company shall pay Quandt or Quandt’s estate in full satisfaction of its obligations to him the Accrued Amounts, the Vacation Payment, any unreimbursed Business Expenses, and a cash lump sum payment of pro rata Bonus equal to the current year target amount of Bonus payable to Quandt multiplied by a fraction the numerator of which is the number of days from January 1 of the year of termination to the termination date and the denominator of which is 365 (but without duplication of any Bonus payout for the year of termination that is part of the Accrued Amounts). Payments under this Section 4 shall be made within 30 days after the termination event, and amounts payable under the Noncompetition Agreement referenced in Section 6(b) shall be payable in accordance with that Agreement.

     5. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE OR BY QUANDT WITHOUT GOOD REASON
     The Company may terminate Quandt’s employment for Cause and Quandt may terminate his employment voluntarily without Good Reason, in each case subject to the notice requirement set forth in this Section 5. If, within such notice period, the grounds for termination by the Company for Cause are cured as expressly permitted hereunder, the notice of termination shall be void and no termination pursuant to such notice shall occur.
     (a) Company Obligations. If the Company terminates Quandt’s employment for Cause, or if Quandt terminates his employment without Good Reason, the Company shall pay Quandt in full satisfaction of its obligations to him the Accrued Amounts, any unreimbursed Business Expenses, plus Vacation Payment, plus, if termination is not by the Company for Cause, a cash lump sum payment of pro rata Bonus equal to the current year target amount of Bonus payable to Quandt multiplied by a fraction the numerator of which is the number of days from January 1 of the year of termination to the termination date and the denominator of which is 365 (but without duplication of any Bonus payout for the year of termination that is part of the Accrued Amounts). Payments under this Section 5 shall be made within 30 days after the termination date. In addition, the Company shall pay to Quandt any amounts payable under the Noncompetition Agreement referenced in Section 6(b) at the times specified in the Noncompetition Agreement.
     (b) Definition of Cause. “Cause” shall mean (i) any action by Quandt involving theft, fraud, embezzlement or other act of similarly grave misconduct that results in significant damage to the business or reputation of the Company; (ii) any material breach of the provisions of Section 6 of this Agreement by Quandt or any material breach of any other material provision of this Agreement by Quandt; (iii) any action by Quandt involving material malfeasance or material misconduct in connection with his employment, continuing failure to perform any material duties hereunder, or failure to follow any lawful, reasonable and material direction of the Board of Directors of the Company; or (iv) Quandt’s conviction of any felony that involves dishonesty, fraud, or moral turpitude.
     (c) Notice of Termination. Termination of employment for Cause shall be made by delivering to Quandt a letter signed by a majority of the Board of Directors of the Company, specifying, in factual detail, grounds for termination and providing Quandt with a 30-day period to cure such grounds if cure is possible. If cure is not effected, termination shall be effective at the end of the 30-day period, provided, however, that Quandt shall have the opportunity, if he so desires, to place the matter before the Board of Directors of the Company, by means of a personal appearance by him and his counsel, before such termination shall be effective. The Company and Quandt agree that they both are obligated to conduct the in-person meeting contemplated herein within 30 days of the notice of termination for Cause. Any termination of employment by Quandt without Good Reason shall only become effective at least 30 (thirty) days after written notice to the Company from Quandt.
     6. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NONCOMPETITION
     (a) Nondisclosure. Quandt shall not at any time during or after his employment hereunder, without the prior written consent of the Company, make any use of or disclose to any person or entity any Confidential Information, as defined herein, except (i) while employed by the Company, in connection with the business of and for the benefit of the Company or (ii) as required by law. “Confidential Information” shall mean material non-public information concerning the Company’s financial data, strategic business plans, product development (or other proprietary product data), customer lists, consignments, transactions, estimates, marketing plans, personnel and compensation, and other material non-public proprietary or confidential information of the Company, its affiliates or its customers or clients. Notwithstanding the foregoing, subsequent to the termination of his employment with the Company, Quandt may share with (i) potential investors in connection with starting a new business venture or (ii) potential employers information by business unit concerning the acquisition price, historical revenue data, EBITDA and net EBITDA.
     (b) Noncompetition. Quandt shall be subject to a Noncompetition Agreement, to be embodied in a separate document to this Employment Agreement, and the Noncompetition Agreement, when executed, shall be deemed a material term of this Employment Agreement. Payments to Quandt for his entry into and performance under the Noncompetition Agreement shall be made as specified in such Noncompetition Agreement.
     7. OBLIGATIONS ON TERMINATION. Upon the termination of Quandt’s employment under this Agreement by either party, Quandt shall:
     (a) Within seven (7) days of a request from the Company resign from each and every office held by him with Company. and his membership in any organization acquired by virtue of his employment under this Agreement , and should he fail to do so he hereby irrevocably authorizes the Board of Directors of the Company in his name and on his behalf to sign any documents and do any thing necessary or requisite to give effect thereto; and,
     (b) Deliver to the Company all property in his possession or under his control that belongs to the Company including but not limited to keys, security and computer passes, computer hardware, software and files, cellular phones and beepers, facsimile machines, modems, and all documents and other records (whether on paper, magnetic tape, computer disk or in any other form and including correspondence, lists of clients or customers, notes, memoranda, software, plans, drawings and other documents and records of whatsoever nature and all copies thereof) made or compiled or acquired by Quandt during his employment hereunder and concerning the business, finances or affairs of the Company or its clients or customers. Notwithstanding the foregoing, Quandt shall be entitled to retain the three laptop computers he currently utilizes, including standard software programs contained on such laptop computers, but excluding any proprietary information of the Company. For purposes of this provision 7(b), records containing the names, addresses and contact information of persons collected in the course of Quandt’s employment under this Agreement shall not be deemed proprietary information of the Company and Quandt is hereby authorized to retain a copy of such records.
     8. NO MITIGATION OF DAMAGES OFFSET. Quandt shall not be required to mitigate any amounts due Quandt provided under this Agreement by seeking other employment or otherwise. Any payments made by the Company to Quandt after the termination of employment shall not be subject to offset and shall not be reduced by any compensation Quandt receives from any subsequent employment.

     9. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Haights Cross Communications, LLC
10 New King Street
White Plains, NY 10604
with a copy to:
David F. Deitz, Esq.
Goodwin Procter LLP
Exchange Place
Boston, MA 02109-2881
To Quandt:
77 Haights Cross Road
Chappaqua, NY 10514
with copy to:
Steven Hall & Partners
645 Fifth Avenue
New York, New York 10022
Attn: Steven C. Root
Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and such notice shall be deemed to be given on the third business day after the actual date of mailing.
     10. RELEASE. Upon any termination of employment pursuant to Section 3 or 4, Quandt agrees to enter into a Separation and Release Agreement, in the form attached hereto as Exhibit A, of all his rights and obligations in respect of the Company, other than Quandt’s rights and obligations under this Agreement and the Noncompetition Agreement. The Separation and Release Agreement shall be entered into by Quandt within 5 business days after any termination of employment pursuant to Section 3 or 4.

Quandt (or, in the event of Quandt’s death or disability, his estate or personal representative) shall be required to provide such Separation and Release Agreement to the Company and such Separation and Release Agreement must become irrevocable before the Company shall be required to make any payments to Quandt under Sections 3(a)(ii), 3(a)(v), 3(a)(vi), or the pro rata bonus pursuant to Section 4 of this Agreement, or under Section 3 of Quandt’s Noncompetition Agreement, and as a condition to the Company’s obligation to make such payments.
     11. SEVERABILITY AND WAIVER. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Failure to insist upon strict compliance with any of the terms of this Agreement shall not be deemed a waiver of such term unless such waiver is in writing signed by the party against whom it is asserted. Any waiver of any right hereunder at any time shall not be deemed a waiver at any other time or times.
     12. LEGAL FEES. Each party shall bear its own legal fees and other fees and expenses which may be incurred in enforcing its respective rights under this Agreement, except as provided in this Section 12. In addition to the reimbursement of Quandt’s expenses provided under Section 2(f), all reasonable costs and expenses (including fees and disbursements of counsel) incurred by Quandt in enforcing his rights pursuant to this Agreement shall be reimbursed to Quandt promptly by the Company in the event that Quandt is successful in enforcing such rights.
     13. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Quandt and the assigns and successors of the

Company, but neither this Agreement nor any rights hereunder shall be assignable by Quandt (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any affiliate or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such affiliate or successor expressly agrees to assume the obligations of the Company hereunder and, in the case of any assignment other than to an affiliate of the Company, Quandt consents to such assumption, which consent shall not be unreasonably withheld.
     14. AMENDMENT. This Agreement may only be amended by a written agreement signed by Quandt and the Company.
     15. SURVIVAL. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
     16. DISPUTE RESOLUTION. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to conflicts of law rules, In the event of any dispute arising out of, under or relating to this Agreement, the parties shall first endeavor in good faith to resolve such dispute by negotiation. In the event that they are unable to do so, the parties shall enter into mediation using a mediator acceptable to both parties. In the event that such mediation does not result in a settlement of the dispute, then the parties hereby consent to arbitrate the dispute before the American Arbitration Association in New York City.
     17. INTERPRETATION. The headings of Sections of this Agreement are for convenience of reference only and are not intended to qualify the meanings of the

Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.
     18. EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, whether oral or written, between the Company and Quandt with respect to Quandt’s employment.
     19. TAX LAW COMPLIANCE.
     (a) Compliance with Code Section 409A. In the event that, as a result of Section 409A of the Internal Revenue Code (the “Code”) (and any related regulations or other pronouncements), any of the payments that Quandt is entitled to under the terms of this Agreement or any other plan or arrangement of the Company involving deferred compensation (as defined under Code Section 409A) may not be made at the time contemplated by the terms hereof or thereof without causing Quandt to be subject to constructive receipt of income at a date prior to actual payment or an income tax penalty or interest, and the timing of payment is the sole cause of such adverse tax consequences, the Company will make such payment on the earliest date thereafter that a distribution could be triggered under Code Section 409A without Quandt incurring such adverse tax consequences. In the case of any payment triggered by termination of employment hereunder, in the event of any delay in the payment date under this Section 19, the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first would have been payable, as quoted by the Company’s principal lending bank. In addition, other provisions of this Agreement or any other such plan or arrangement notwithstanding, the

Company shall have no right to accelerate or delay any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A without resulting in adverse tax consequences.
     (b) Golden Parachute Excise Tax. Other provisions of this Agreement the contrary notwithstanding, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Quandt (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 19(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes payable by Quandt and the excise tax imposed by Section 4999 payable by Quandt, results in Quandt’s receipt on an after-tax basis of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Quandt and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by independent advisors selected by the Company (the “Advisors”), whose determination shall be conclusive and binding upon Quandt and the Company for all purposes. For purposes of making the calculations required by this Section 19(b), the Advisors may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and

Quandt shall furnish to the Advisors such information and documents as the Advisors may reasonably request in order to make a determination under this Section 19(b). If this Section 19(b) is applied to reduce an amount payable to Quandt, and the Internal Revenue Service successfully asserts that, despite the reduction, Quandt has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to Quandt, Quandt may repay such excess amount to the Company as though such amount constitutes a loan to Quandt made at the date of payment of such excess amount, bearing interest at the prime rate of the Company’s principal lending bank.
     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

HAIGHTS CROSS COMMUNICATIONS, INC.
By:	/s/ Christopher S. Gaffney
Christopher S. Gaffney, Director

/s/ Peter J Quandt
Peter J. Quandt

EXHIBIT A
Haights Cross Communications, Inc.
Separation and Release Agreement
On ___, 20___this Separation and Release Agreement (the “Release”) by and between NAME (“Employee”), on the one hand and Haights Cross Communications, Inc. (the “Company”) on the other hand, is presented to Employee. The Release, executed on the date specified below (the date of execution by the Employee hereinafter referred to as the “Execution Date”), shall be in full force and effect as of the Effective Date (as defined below).
RECITAL
Employee and Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Employee’s separation from employment with Company.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:
     1. Employee shall cease to be an employee of Company as of                     , 20      (the “Separation Date”).
     2. In consideration of Employee’s accepting and not revoking this Release, Employee shall be entitled to receive certain amounts payable in accordance with Section 3(a)(ii), 3(a)(v), 3(a)(vi) and 4 of the Employee’s Employment Agreement dated January 1, 2007 (the “Employment Agreement”) and Section 3 of the Noncompetition Agreement referenced in Section 7(b) of the Employment Agreement (the “Noncompetition Agreement”), which amounts would not be due him if he did not execute this Release.
     3. Employee agrees that the Company is authorized to open any and all business mail addressed to Employee at the Company’s address. Employee further understands that the Company will not be responsible for forwarding mail.
     4. Release
(a)	In consideration for, among other things, certain payments under Section 3(a)(ii), 3(a)(v), 3(a)(vi) and the pro rata bonus pursuant to Section 4 of the Employment Agreement and Section 3 of the Noncompetition Agreement, Employee, for himself, his agents, legal representatives, assigns, heirs, distributes, devisees, legatees, administrators, personal representatives and executors (collectively, the “Releasing Parties”), hereby releases and discharges the Company and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Employee signs this Release, excluding any and all claims, demands, actions, liabilities and other claims for relief and remuneration under the Employment Agreement and the Noncompetition Agreement, but otherwise including, without limitation, any claims arising out of or relating to Employee’s employment with and termination of employment from the Company, for wrongful discharge, for breach of contract, for discrimination or retaliation under any federal, state or local fair employment practices laws, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, for defamation or other torts, for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefit and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Released Parties in any legal, administrative or other proceeding in any jurisdiction.
(b)	Employee further agrees not seek or accept any damages or relief for his own benefit, including attorneys’ fees or costs, with respect to any claims released by the language above; however, Employee shall have the right to seek recovery of any costs incurred, including attorney fees and costs, in enforcing his rights under the Employment Agreement and Noncompetition Agreement in accordance with Section 13 of the Employment Agreement.
     5. It is understood and agreed that, with the exception of all obligations of the Company under the Employment Agreement, the Noncompetition Agreement, and Section 3(b) of this Release, all which shall remain fully binding and in full effect subsequent to the execution of this Release, the release set forth in the preceding Section is intended as and shall be deemed to be a full and complete release of any and all claims that Employee may or might have against Releasees, or any of them, arising out of any occurrence arising on or before the Execution Date and said release is intended to cover and does cover any and all future damages not now known to Employee or which may later develop or be discovered, including all causes of action therefore and arising out of or in connection with any occurrence arising on or before the Execution Date.
     6. By signing and returning this Release, Employee acknowledges that Employee:
(a)	has carefully read and fully understands the terms of this Release;
(b)	is entering into this Release voluntarily and knowing that Employee is releasing claims that Employee has or believes Employee may have against Company; and

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(c)	has hereby been advised by the Company to consult with an attorney of Employee’s choosing about the terms of this Release prior to signing this Release.
     7. Return of Property
(a)	Employee agrees to return all Company property in Employee’s possession to Company immediately, except as otherwise provided in the Employment Agreement. Employee acknowledges receipt and agrees to the terms of the Notice on Conclusion of Employment, attached hereto as Exhibit “A.” The terms of Exhibit “A” are incorporated herein and any violation of Exhibit A shall be deemed a material violation of this Release.
(b)	Should Employee violate any of his obligations under paragraph 7(a) of this Release (including Exhibit A), or his obligations under Section 6 of his Employment Agreement or Section 2 of his Noncompetition Agreement, the Company may cease the making payments and continuing benefits to the extent provided in the Employment Agreement and Noncompetition Agreement without in anyway affecting the continuing validity of the release set forth in paragraph 4 of this Release. Employee agrees that restrictions contained in paragraph 7(a) (including Exhibit A) are necessary to protect the business of the Company and are considered reasonable for such purposes. Employee agrees that any breach of any provision of paragraph 7(a) (including Exhibit A), Section 6 of the Employment Agreement or Section 2 of the Noncompetition Agreement may cause the Company substantial and irreparable damages which are difficult to measure. Therefore, in the event of any such breach or threatened breach, Employee agrees that, in addition to all other rights and remedies, the Company shall have the right to immediate injunctive relief.
     8. Employee agrees and understands that neither the content nor the execution of this Release shall constitute or be construed as any implied or actual admission by Company of any liability to or of the validity of any claim by Employee that that the Company engaged in any wrongdoing.
     9. Employee hereby represents and agrees that in entering into this Release, Employee has relied solely upon Employee’s own judgment, belief and knowledge and Employee’s own legal and other professional advisors and that no statement made by or on behalf of Company has in any way influenced Employee in such regard.
     10. Employee hereby represents and warrants to Company that Employee has not assigned any claim that Employee may or might have against Company, from which the Company would otherwise be released pursuant to this Release, to any third party.
     11. Each party shall pay its own attorneys’ fees, costs and expenses related to this Separation and Release Agreement, except as provided in paragraph 4(b).

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     12. This Release shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.
     13. It is agreed by each of the parties hereto that they have read the above and fully understand the terms of this Release which they voluntarily execute in good faith and deem to be a full and equitable settlement of this matter.
     14. The provisions of this Release are severable. If any provision of this Release is declared invalid or unenforceable, any court of competent jurisdiction reviewing such provision shall enforce the provision to the maximum extent permissible under applicable law. Any ruling will not affect the validity and enforceability of any other provision of the Release.
     15. Employee acknowledges that he has been given the opportunity to consider this Release before signing it. For a period of seven (7) days from the date Employee signs this Release, Employee has the right to revoke this Release by written notice to the undersigned. This Release shall not become effective or enforceable until the expiration of the revocation period. This Release shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
     Employee is advised to consult with an attorney before signing this Release. The foregoing is agreed to and accepted by:

Dated:

Agreed and Accepted for Haights Cross Communications, Inc:

By:	Dated:

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EXHIBIT “A”
NOTICE ON CONCLUSION OF EMPLOYMENT
In connection with the conclusion of employment with Haights Cross Communications, Inc. and/or its subsidiaries and affiliates (“Company”), each employee has an obligation to surrender and return to Company all mail, files, records, manuals, books, blank forms, tapes, discs, photographs, negatives, documents, letters, memoranda, notes, notebooks, materials, property, reports, data tables, calculations, information or copies thereof, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company and all other property, trade secrets or confidential information of Company and any third parties with whom it deals, including but not limited to, all keys, passwords, combinations and documents which in any of these cases are in the employee’s possession or under the employee’s control. After returning all property to the Company, each employee must delete and finally purge files with Company information from any personal computer or device that remains in the employee’s possession or control after the employee’s Separation Date.
The employee also has a continuing obligation to preserve as CONFIDENTIAL and refrain from using Confidential Information, in accordance with the terms of his Employment Agreement.

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